Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: BKF Capital Group
Phone: 212-332-8400

BKF Capital Group, Inc. Announces Special Cash Dividend

New York, June 27, 2008 - BKF Capital Group, Inc. (OTC: BB: BKFG.PK), announced that its Board of Directors has declared a special cash dividend of $1.00 per share of Common Stock issued and outstanding, representing approximately $8.0 million in the aggregate, to be paid on July 22, 2008 to shareholders of record as of July 8, 2008 using capital from its general funds.

Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties, which are described in the Company’s SEC reports, including the 10-K for the period ended December 31, 2007 and the 10-Q for the period ended March 31, 2008.

About BKF Capital Group, Inc.

Since September 30, 2006, the Company has had no operating business and no assets under management. The Company’s principal assets consist of a significant cash position, sizable net operating tax losses to potentially carry forward, its status as an Exchange Act Reporting Company and a small revenue stream consisting of interest and fee sharing payments from departed portfolio managers.

Since ceasing business operations, the Company has explored numerous alternatives to maximize shareholder value, including potential business combinations. To date, the Company has been unable to identify and consummate a suitable business combination. Given the current business and interest rate environments, the Company has determined to make the special dividend to shareholders while continuing to seek business combinations on a smaller scale and/or other strategic alternatives for the Company.

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